FOR IMMEDIATE RELEASE

Inseego Announces Appointment of Stephanie Bowers to Board of Directors

SAN DIEGO – (June 15, 2021) – (BUSINESS WIRE) – Inseego Corp. (Nasdaq: INSG), a leader of 5G and intelligent IoT device-to-cloud solutions, today announced the appointment of Stephanie Bowers to the Inseego Corp. Board of Directors, effective immediately. Ms. Bowers will also serve as a member of the Nominating and Corporate Governance Committee of the Board.

“We are pleased to welcome Ms. Bowers and know she will be a valuable addition to our Board of Directors,” said Dan Mondor, Chairman and CEO of Inseego. “Her substantial experience in international relations and government affairs will be important as Inseego increasingly finds itself operating in new markets around the world. The security, supply chain, and government approval aspects of our 5G products in these geographies require that experience and perspective on our Board.”

Ms. Bowers has two decades of U.S. government experience at the White House and with the U.S. Department of State. She has worked in Washington, D.C. and U.S. embassies across the world to promote U.S. economic and commercial interests. She helped U.S. companies expand into new markets, engaging with high-ranking business and government officials around the globe on commercial projects. Ms. Bowers most recently served as Chargé d’Affaires for the U.S. Embassy in The Bahamas. Previously, she held senior positions in both Democratic and Republican administrations, including serving as Chief of Staff for the Western Hemisphere at the State Department and as a National Security Council Director at the White House. As an Economic Officer in Spain, Ms. Bowers led the U.S. government’s engagement on information and communications technology (ICT) issues.

Ms. Bowers was a Fellow for MIT’s Seminar XXI on Foreign Politics, International Relations, and the National Interest, and has B.A. degrees in International Affairs and French Language and

Literature from The George Washington University. She is a Distinguished Graduate of the National War College, where she received an M.S. in National Security Strategy.

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About Inseego Corp.
Inseego Corp. (Nasdaq: INSG) is an industry leader in smart device-to-cloud solutions that extend the 5G network edge, enabling broader 5G coverage, multi-gigabit data speeds, low latency and strong security to deliver highly reliable internet access. Our innovative mobile broadband, fixed wireless access (FWA) solutions, and software platform incorporate the most advanced technologies (including 5G, 4G LTE, Wi-Fi 6 and others) into a wide range of products that provide robust connectivity indoors, outdoors and in the harshest industrial environments. Designed and developed in the USA, Inseego products and SaaS solutions build on the company’s patented technologies to provide the highest quality wireless connectivity for service providers, enterprises, and government entities worldwide. www.inseego.com #Putting5GtoWork

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Media contact:
Anette Gaven
Tel: +1 (619) 993-3058
Email: Anette.Gaven@inseego.com